SERVICER'S CERTIFICATE

	The undersigned certifies that he is the Executive Vice-President, Finance and Treasurer of Mitsubishi Motors Credit of America, Inc., a corporation in good standing under the laws of the state of its incorporation
	(the "Company"), and that as such he is duly authorized to execute and deliver this certificate on behalf of the company pursuant to Section 3.9 of the Sale and Servicing Agreement, dated as of October 1, 2002, by and among the Company, as Servicer, MMCA Auto Receivables Trust, as Seller, and MMCA Auto Owner Trust 2002-4, as Issuer (the "Sale and Servicing Agreement") (all capitalized terms used herein without definition have the respective meanings specified in the Sale and Servicing Agreement), and further certifies that:

	(a)	The Servicer's report for the period from January 1, 2003
		through	January 31, 2003 attached to this certificate is
		complete and accurate and contains all information required by Section 3.9 of the Sale and Servicing Agreement, and

	(b)	As of the date hereof, no Event of servicing Termination or
		event that with notice or lapse of time or both would become an Event of Servicing Termination has occurred.

	IN WITNESS WHEREOF, I have affixed hereunto my signature this Tenth day of February 2003.



MITSUBISHI MOTORS CREDIT OF AMERICA, INC.


	/s/ Hideyuki Kitamura
By:	_______________________________
        Hideyuki Kitamura
	Executive V.P., Finance & Treasurer